UNIFIED SERIES TRUST

APPENDIX 1.3.1 CODE OF ETHICS

Unified Series Trust (the “Trust”) and each series thereof (the “Funds”) has adopted this Code of Ethics (the “Code”) in order to set forth guidelines and procedures that promote ethical practices and conduct by all of its Access Persons and to ensure that all Access Persons comply with the federal securities laws. To the extent that any such individuals are subject to compliance with the Code of Ethics of a Service Provider, whose Codes of Ethics comply with Rule 17j-1, compliance by such individuals with the provisions of the Service Provider Code, including all certifications, of the applicable Service Provider shall constitute compliance with this Code provided such certifications substantially contain the same information as called for in the form required by this policy. Although this Code contains a number of specific standards and policies, the following key principles are embodied throughout the Code.

1.	THE INTERESTS OF THE FUNDS MUST ALWAYS BE PARAMOUNT

Access Persons have a legal and fiduciary duty to place the interests of the Funds ahead of their own. In any decision relating to their personal investments, Access Persons must scrupulously avoid serving their own interests ahead of those of the Trust.

1.	ACCESS PERSONS MAY NOT TAKE ADVANTAGE OF THEIR RELATIONSHIP WITH THE FUNDS

Access Persons should avoid any situation (including unusual investment opportunities, perquisites, accepting gifts of more than token value from persons seeking to do business with the Fund(s)) that might compromise, or call into question, the exercise of their fully independent judgment in the interests of the Fund(s).

2.	ALL PERSONAL SECURITIES TRANSACTIONS SHOULD AVOID ANY ACTUAL POTENTIAL, OR APPARENT CONFLICTS OR INTEREST

Although all personal securities transactions by Access Persons must be conducted in a manner consistent with this Code, the Code itself is based upon the premise that Access Persons owe a fiduciary duty to the Funds, and should therefore avoid any activity that creates an actual, potential or apparent conflict of interest. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

Access Persons must adhere to these general principles as well as comply with the specific provisions of this Code. Technical compliance with the Code and its procedures will not automatically prevent scrutiny of trades that show a pattern of abuse or violation of an individual’s fiduciary duties to the Funds.

3.	ACCESS PERSONS MUST COMPLY WITH ALL APPLICABLE LAWS

In both work related and personal activities, Access Persons must comply with all applicable laws, including the federal securities laws.

DEFINITIONS

“Access Person” shall have the same meaning as set forth in Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) and shall include:

1.	all officers and trustees (or persons occupying a similar status or performing a similar function) of the Funds;
2.	all officers and trustees (or persons occupying a similar status or performing a similar function) of an Adviser with respect to its corresponding series of the Trust
3.	any employee of the Trust or the Advisers (or of any company controlling or controlled by or under common control with the Trust or the Advisers) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Funds, or whose functions relate to the making of any recommendations with respect to the purchase or sale; and
4.	any other natural person controlling, controlled by or under common control with the Trust or the Advisers who obtains information concerning recommendations made to the Funds with regard to the purchase or sale of Covered Securities by the Funds.

“Adviser” means an investment adviser and/or sub-adviser to a series of the Trust. “Beneficial Ownership” means in general and subject to the specific provisions of Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, having or sharing, directly or indirectly, through any contract arrangement, understanding, relationship, or otherwise, a direct or indirect “pecuniary interest” in the security. This means that a person should generally consider himself the beneficial owner of any securities in which he has a direct or indirect pecuniary interest. In addition, a person should consider himself the beneficial owner of securities held by his spouse, his minor children, a relative who shares his home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him with sole or shared voting or investment power.

“Chief Compliance Officer” means the Service Provider Chief Compliance Officer or the Chief Compliance Officer of the Trust as appropriate.

“Code” means this Code of Ethics for the Trust

“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder thereof control over the company. Such presumption may be countered by the facts and circumstances of a given situation.

“Covered Security” means any Security, including a Reportable Fund, but does not include (i) direct obligations of the U.S. Government, (ii) bankers’ acceptances, bank certificates of deposit, commercial lpaper and high quality short-term debt instruments, including repurchase agreements, and (iii) shares issued by unaffiliated open-end mutual Funds.

“Fund” means a series of the Trust.

“Immediate family” means an individual’s spouse, child, stepchild, grandchild, parent, stepparent, grandparent, siblings, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-

law and should include adoptive relationships. For purposes of determining whether an Access Person has an “indirect pecuniary interest” in securities, only ownership by “immediate family” members sharing the same household as the Access Person will be presumed to be an “indirect pecuniary interest” of the Access Person, absent special circumstances.

“Independent Trustee” means any Trustee of the Trust that would not be deemed an “interested person” of the Trust within the meaning of section 2(a)(19)(A) of the 1940 Act.

“Indirect Pecuniary Interest” includes, but is not limited to: (a) securities held by members of the person’s Immediate Family sharing the same household (which ownership interest may be rebutted); (b) a general partner’s proportionate interest in Fund securities held by a general or limited partnership; (c) a person’s right to dividends that is separated or separable from the underlying securities (otherwise, a right to dividends alone will not constitute a pecuniary interest in securities); (d) a person’s interest in securities held by a Trust; (e) a person’s right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable; and (f) a performance-related fee, other than an asset based fee, received by any broker, dealer, bank, insurance company, investment company, investment manager, Trustee, or person or entity performing a similar function, with certain exceptions.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 of Section 15(d) of the Securities Exchange Act.

“Investment Personnel” means (i) any employee of the Fund or the Fund’s Adviser (or any company in a Control Relationship with the Fund or its Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund and (ii) any natural person who controls the Fund or its Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

“Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant or Rule 504, Rule 505 or Rule 506 under the Securities Act.

“Officer” of an entity includes the entity’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Fund, including the Chief Compliance Officer.

“Pecuniary Interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities.

“Personal Securities Transaction” means any transaction in a Covered Security in which an Access Person has a direct or indirect Pecuniary Interest.

“Portfolio Manager” means an individual who is involved in making the purchase or sale decisions of securities for a Fund.

“Private Placement” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) of the Securities Act of 1933 or pursuant to Rules 504, 505 or 506 under the Securities Act of 1933.

“Purchase or Sale of a Security” includes the writing of an option to purchase or sell a Security. A Security shall be deemed “being considered for Purchase or Sale” for the Trust when a recommendation to purchase or sell has been made and communicated by Investment Personnel, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. These recommendations are placed on the “Restricted List” until they are no longer being considered for Purchase or Sale, or until the Security has been purchased or sold.

“Restricted List” means the list of securities maintained by the Chief Compliance Officer in which trading by Access Persons is generally prohibited.

“Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-Trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-Trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, or, in general, an interest or instrument commonly known as “security”, or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing.

“Service Provider” – collectively, a Fund’s Adviser, sub-adviser (if any), administrator, and principal underwriter.

“Trust” means Unified Series Trust.

PROHIBITED ACTIONS AND ACTIVITIES

A.	No Access Person shall purchase or sell directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should have known at the time of such purchase or sale;

1)	is being considered for purchase or sale by a Fund, or
2)	is being purchased or sold by a Fund.

B.	Investment Personnel may not participate in any Initial Public Offering of Covered Securities in any account over which they exercise Beneficial Ownership. All Investment Personnel must obtain prior written authorization from the Chief Compliance Officer or his designee prior to such participation;

C.	No Investment Personnel may purchase a Covered Security in which by reason of such transaction they acquire Beneficial Ownership in a Private Placement of a Security, without prior written authorization of the acquisition by the Chief Compliance Officer or his designee;

D.	Access Persons may not accept any fee, commission, gift, or services, other than de minimis gifts, from any single person or entity that does business with or on behalf of the Trust;

E.	Investment Personnel may not serve on the board of directors of a publicly traded company without prior authorization from the Trust Chief Compliance Officer or a Service Provider Chief Compliance Officer as applicable based upon a determination that such service would be consistent with the interests of the Trust. If such service is authorized, procedures will then be put in place to isolate such Investment Personnel serving as directors of outside entities from those making investment decisions on behalf of the Trust.

Advanced notice should be given so that the Trust or Advisers may take such action concerning the conflict as deemed appropriate by the Trust Chief Compliance Officer or Service Provider Chief Compliance Officer.

F.	Investment Personnel may execute a Personal Securities Transaction involving a Covered Security without pre-authorization of the Adviser Chief Compliance Officer or such persons who may be designated by the Adviser Chief Compliance Officer from time to time, provided it is permitted by the Adviser’s Code of Ethics. The Adviser Chief Compliance Officer or his designee may restrict purchases of Covered Securities pursuant to the Adviser’s Code of Ethics. All such transaction violations shall be reported to the Trust Chief Compliance Officer the following quarter for reporting at the next regularly scheduled Board meeting.

G.	It shall be a violation of this Code for any Access Person, in connection with the purchase or sale, directly or indirectly, of any Covered Security held or to be acquired by a Fund:

1)	to employ any device, scheme or artifice to defraud the Trust;
2)	to make to the Trust any untrue statement of a material fact or to omit to state to the Trust a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
3)	to engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Trust; or to engage in any manipulative practice with respect to the Trust.

EXEMPTED TRANSACTIONS

The provisions described above under the heading Prohibited Actions and Activities and the preclearance procedures under the heading Preclearance of Personal Securities Transactions do not apply to:

•	Purchases or Sales of Securities effected in any account in which the an Access Person has no Beneficial Ownership;
•	Purchases or Sales of Securities which are non-volitional on the part of the Access Person (for example, the receipt of stock dividends);
•	Purchases of Securities made as part of automatic dividend reinvestment plans;
•	Purchases of Securities made as part of an employee benefit plan involving the periodic purchase of company stock or mutual Funds; and
•	Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sale of such rights so acquired;

PRECLEARANCE OF PERSONAL SECURITIES TRANSACTIONS.

All Investment Personnel wishing to engage in a Personal Securities Transaction involving, as defined in the Securities Act of 1933, an Initial Public Offering (IPO) or a Limited Offering, unless covered under Section B of the Prohibited Actions and Activities sections above must do so in advance with the appropriate 17j-1 compliant Code of Ethics. Personal Securities Transactions by the Trust Compliance Officer involving an IPO or Limited Offering, shall require prior authorization from Ultimus Fund Solutions, LLC’s Chief Compliance Officer or its designee who shall perform the review and approval functions relating to reports and trading by the Trust Compliance Officer.

Investment Personnel must obtain approval from the applicable Service Provider Chief Compliance Officer to comply with their respective 17j-1 Code of Ethics before directly or indirectly acquiring beneficial ownership in any securities in and IPO or a Limited Offering.

REPORTING AND MONITORING

The respective Service Provider Chief Compliance Officer or such person or persons that the Trust Chief Compliance Officer may from time to time designate shall monitor all personal trading activity of all Access Persons pursuant to the procedures established under this Code or the applicable Service Provider Code. An Access Person of either Trust who is also an Access Person of the Trust’s principal underwriter or their affiliates or an Access Person of a Fund’s Adviser may submit reports required by this Section to their respective Chief Compliance Officer on forms prescribed by the Code of Ethics of such principal underwriter, distributor, or Adviser provided that such forms contain substantially the same information as called for in the forms required by this Section and comply with the requirements of Rule 17j-1(d)(1).

A.	DISCLOSURE OF PERSONAL BROKERAGE ACCOUNTS

Within ten (10) days of the commencement of employment or at the commencement of a relationship with the Trust, all Access Persons, except Independent Trustees, are required to submit to the applicable Service Provider Compliance Officer or their designee a report stating the names and account numbers of all of their personal brokerage accounts, brokerage accounts of members of their Immediate Family, and any brokerage accounts which they control or in which they or an Immediate Family member has Beneficial Ownership. Such report must contain the date on which it is submitted and the information in the report must be current as of a date no more than 45 days prior to that date. In addition, if a new brokerage account is opened during the course of the year, the applicable Service Provider Chief Compliance Officer or their designee must be notified immediately.

The information required by the above paragraph must be provided to the applicable Service Provider Chief Compliance Officer or their designee on an annual basis, and the report of such should be submitted with the annual holdings reports described below.

Each of these accounts is required to furnish duplicate confirmations and statements to the applicable Service Provider Chief Compliance Officer or their designee.

INITIAL HOLDINGS REPORT

Within ten days of becoming an Access Person (and with information that is current as of a date no more than 45 days prior to the date that the report was submitted), each Access Person, except Independent Trustees, must submit to the applicable Service Provider Chief Compliance Officer (i) a holdings report that must contain, at a minimum, the title and type of Security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership and (ii) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the Access Person’s direct or indirect benefit as of the date they became an Access Person. This report must state the date on which it is submitted.

B.	ANNUAL HOLDINGS REPORTS

All Access Persons, except Independent Trustees, must supply the information that is required in the initial holdings report on an annual basis, and such information to the Service Provider Chief Compliance Officer that is required in the initial holdings report on an annual basis, and such information must be current as of a date no more than 45 days prior to the date that the report was submitted. Such reports must state the date on which they are submitted.

C.	QUARTERLY TRANSACTION REPORTS

All Access Persons, except Independent Trustees, shall report to the appropriate Service Provider Chief Compliance Officer or their designee the following information with respect to transactions in a Covered Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Security:

•	The date of the transaction, the title, and as applicable the exchange ticker symbol and/or CUSIP number, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Covered Security;
•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the Covered Security at which the transaction was effected;
•	The name of the broker, dealer or bank with or through whom the transaction was effected; and
•	The date the Access Person submits the report.

Reports pursuant to this section of this Code shall be made no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall include a certification that the reporting person has reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code.

While Independent Trustees are not subject to the foregoing reporting requirements, they are required to report any transaction in a Covered Security, other than one that is a Non-Reportable Security, undertaken by the Independent Trustees or any Immediate Family Member, if the Independent Trustee knew or should have known, in the ordinary course of fulfilling his or her official duties, during a 15-day period immediately preceding or after the transaction date, (i) the security was purchased or sold , or (ii) the Fund, or the Adviser was considering the purchase or sale of such security (such transaction a “Covered Transaction”).

An Access Person of the Trust who is also an Access Person of the Trust's principal underwriter or an Access Person of a Fund's or Adviser may submit reports required by this Section to the relevant Service Provider Chief Compliance Officer on forms prescribed by the Code of Ethics of such principal underwriter, investment adviser, or sub-adviser, provided that such forms contain substantially the same information as called for in the forms required by this Section and comply with the requirements of Rule 17j-1(d)(1).

ENFORCEMENTS AND PENALTIES

With respect to Advisory Personnel affiliated with an Adviser, the Adviser’s Compliance Officer shall (i) identify all Advisory Personnel, provide a copy of this Code (including any amendments) to each such person, (ii) inform them of their reporting obligations under this Code, including where applicable, answering any questions that such Advisory Personnel may have with respect to this Code, and (iii) maintain a record of all current and former Advisory Personnel and their Personal Securities Transactions. With respect to Access Persons affiliated with an Underwriter, the Underwriter’s Chief Compliance Officer shall identify all such persons, provide a copy of the Code, and any amendments thereto, to each such person and inform them of their reporting obligations, and maintain a record of all current and former such persons. With respect to Access Persons who are not affiliated with an Adviser or Underwriter, the Trust’s Chief Compliance Officer shall identify all such persons, provide a copy of this Code, and any amendments thereto, to each such person and inform them of their reporting obligations, and maintain a record of all current and former such persons. Access Persons shall be required to review and be familiar with the provisions of this Code and, to evidence such review, each person shall be required to acknowledge in writing receipt of this Code, and any amendments thereto, on the form attached hereto as Schedule C.

A Service Chief Compliance Officer or their designee shall review the transaction information supplied by Access Persons, and the Trust’s Chief Compliance Officer shall review the Personal Securities Transactions supplied by Access Persons. If a transaction appears to be a violation of this Code, the Service Provider Chief Compliance Officer is responsible for reporting the transaction to the Trust Chief Compliance Officer, who is responsible for reporting all such matters to the Board.

Upon being informed of a violation of this Code, the Board may impose sanctions as it deems appropriate, including but not limited to, a letter of censure or suspension, termination of the employment of the violator, or a request for disgorgement of any profits received from a securities transaction effected in violation of this Code. The Trust shall impose sanctions in accordance with the principle that no Access Person may profit at the expense of its clients. Any losses are the responsibility of the violator. Any profits realized on personal securities transactions in violation of the Code must be disgorged in a manner directed by the Trust or Service Provider Chief Compliance Officer.

On a quarterly basis, at regular meetings of the Board, regular reporting from the Trust Chief Compliance Officer shall include a summary report on Code of Ethics violations, if any. The report submitted to the Board shall:

•         Summarize any reported material changes in the Code of Ethics of the Trust or Service Provider;

•         Identify any violations of this Code or a Service Provider’s Code, and any significant remedial action taken; and;

•	Identify any recommended changes in existing restrictions or procedures based upon the experience under the Code, evolving industry practices or developments in applicable laws and regulations.

Code of Ethics of Advisers, Principal Underwriters or Their Affiliates.

Each Adviser and principal underwriter of the Trust or their affiliates shall:

(1)	Submit to the Board a copy of its Code of Ethics adopted pursuant to Rule 17j-1 for approval;

(2)	Promptly report to the Trust in writing any material amendments to such Code of Ethics for Board approval;

(3)	Promptly furnish to the Trust upon request copies of any reports made pursuant to such Code by any person who is an Access Person as to the Trust;

(4)	Immediately furnish to the Trust, without request, all material information regarding any violation of such Code of Ethics by any person who is an Access Person as to the Trust; and

(5)	Periodically report to the Trust Chief Compliance Officer.

Service Providers must provide a written report to the Trust Chief Compliance Officer no less frequently than annually, covering every Fund (other than a unit investment trust) and its investment advisers and principal underwriters that:

(A) Describes any issues arising under the Code of Ethics or procedures since the last report to the Board, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

(B) Certifies that the Fund, investment adviser or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

RECORDKEEPING

The Trust, or Service Provider as appropriate, shall cause the records enumerated in this Section to be maintained as set forth below and shall make these records available to the Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examinations.

Specifically, the Trust or Service Provider, as appropriate, shall maintain:

•         a copy of the Code of Ethics adopted by the Funds that is in effect, or at any time within the five (5) years was in effect in an easily accessible place;

•         a record of any violation of the Code of Ethics, and of any action taken as a result of such violation, in an easily accessible place, for at least five (5) years after the end of the fiscal year in which the violation occurs;

•         a copy of each report made by an Access Person as required by this Code for at least five (5) years after the end of the fiscal year in which the report is made or the information is provided, the first two (2) years in an easily accessible place;

•         a record of all persons, currently or within the past five years, who are or were required to make reports under the Reporting and Monitoring Section of this Code, or who are or were responsible for reviewing these reports, in an easily accessible place; and

•	A copy of each report required by the Reporting and Monitoring Section of this Code, for at least five (5) years after the end of the fiscal year in which the report is made, the first two (2) years in an easily accessible place.

The Trust or Service Provider must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities under the Preclearance of Personal Securities Transactions Section of this Code, for at least five years after the end of the fiscal year in which the approval is granted.

Miscellaneous

(1)       Confidentiality. All reports of securities transactions and any other information filed with the Trust pursuant to this Code shall be treated as confidential.

(2)       Interpretation of Provisions. The Board may from time to time adopt such interpretations of this Code as it deems appropriate.

Periodic Review and Reporting. The Trust Chief Compliance Officer shall report to the Board at least annually as to the operation of this Code and shall address in any such report the need (if any) for further changes or modifications to this Code.

ACKNOWLEDGMENT

The following acknowledgement will be certified by all Independent Trustees in the annual trustee questionnaire.

As an Independent Trustee or Access Person as defined in the Code of Ethics of the Trust adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the "Code"), I hereby certify that I have received a copy of the Code, reviewed the Code, and had an opportunity to ask questions about the Code. I further certify that I recognize that I am subject to the Code, will comply with the requirements of the Code, and will disclose and report all personal securities holdings and/or transactions required to be disclosed or reported pursuant to the Code.

August 19, 2025